                            SCHEDULE 14A INFORMATION
               Consent Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:
|_|      Preliminary Consent Statement
|X|      Definitive Consent Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Northstar Health Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Thomas W. Zaucha
                  (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                              CONSENT STATEMENT OF
                            THE COMMITTEE TO PROTECT
                                NORTHSTAR HEALTH

                  This solicitation statement, the accompanying letter and the enclosed form of written consent are being furnished by and on behalf of the Committee to Protect Northstar Health (the "Committee") on or about March 3, 1997, in connection with the solicitation by the Committee from the holders of shares of common stock, par value $.01 per share (the "Common Stock") of Northstar Health Services, Inc., a Delaware corporation ("Northstar" or the "Company") of written consents to take the following actions without a stockholders' meeting, as permitted by Delaware law:

                  (1) amend Article III, Section 1 of the By-laws of the Company by deleting the second sentence thereof and inserting in its place the following sentence to set the number of directors on the Board of Directors of the Company (the "Board") at eleven (11) as follows: "The Board of Directors shall be comprised of eleven (11) directors.";

                  (2) amend Article III, Section 1 of the By-laws of the Company by deleting the third, fourth and fifth sentences thereof and inserting in their place a provision to eliminate the classified Board of Directors which will enable stockholders to remove directors without cause. The proposed amendment reads as follows: "Each director shall serve for a term of one year and shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal. Directors may be removed without cause by the holders of a majority of the shares then entitled to vote.";

                  (3) elect the five nominees listed on Annex A hereto as directors of the Company to fill newly-created directorships on the Board of Directors and to serve until their respective successors are duly elected and qualified; and

                  (4) remove all current members of the Board of Directors other than Thomas W. Zaucha, such other members being, at the present time, Steven N. Brody, Robert J. Smallacombe, Charles B. Jarrett, Jr., Timothy L. Pesci and David D. Watson, and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of the Company prior to the effective date of the shareholder action in addition to or in lieu of any of such individuals to fill any newly-created directorship or vacancy on the Board of Directors of the Company, or otherwise, other than Thomas W. Zaucha (together with (1), (2) and (3), the "Proposals").

                  Stockholders of Northstar are being asked to express their consent to the Proposals by MARKING, SIGNING and DATING the enclosed BLUE consent card and returning it to MacKenzie Partners, Inc. in accordance with the instructions set forth below.

                  All percentages shown herein assume that the number of shares outstanding on February 5, 1997 (the "Record Date") is 5,867,153 shares of the Company's Common Stock based on a shareholder list supplied by the Company's transfer agent and the Committee's knowledge of certain transactions occurring prior to the Record Date that are not reflected in the shareholder list. See "Proposals."

                          THE COMMITTEE RECOMMENDS THAT
                      YOU CONSENT TO EACH OF THE PROPOSALS

                          SUMMARY OF CONSENT PROCEDURE

                  The Committee believes that the Proposals will become effective on the date when the written consent of holders of a majority of the shares of the Company's Common Stock outstanding on the Record Date is delivered to Northstar, so long as such consent is obtained within sixty days after the Record Date. In order to facilitate prompt adoption of the Proposals, the Committee requests that you give your consent by March 21, 1997.

                  A consent executed by a stockholder may be revoked in writing at any time prior to the time that the action authorized by the executed consent is taken. The Committee intends to deliver executed consents to the Company once the Committee has obtained valid and unrevoked consents representing a majority of the issued and outstanding shares of Common Stock of the Company as of the record date. Since the Committee cannot predict the date on which it will receive a majority of the consents, the period within which a consent may be revoked is uncertain.

                  THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

                  The Committee has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation. If your shares are held in your name, please mark, sign, date and mail the enclosed BLUE consent card to MacKenzie in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should receive a BLUE consent card and envelope which should be used to give your instructions to the person responsible for your account. Only that institution can execute a BLUE consent card with respect to your shares and only upon receipt of specific instructions from you. The Committee urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Committee in care of MacKenzie at the address set forth below so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                  If you have any questions about executing your consent or require assistance, please contact:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500
                                 (call collect)
                                       or
                            Toll Free: (800) 322-2885

                                  THE COMMITTEE

                  The Committee is at present comprised of its founding member, Mr. Zaucha, Joseph F. Micallef, Chairman and Chief Executive Officer, Associated Sales Tax Consultants Incorporated, and Basil J. Asciutto, Chief Operating Officer of Commonwealth Associates, L.P. ("Commonwealth"), who are referred to collectively in this Consent Statement as "Committee members." As of the date hereof, Committee members own an aggregate of 1,009,958 shares of the Company's common stock, representing approximately 17.21% of the Company's shares currently outstanding. See "Proposals."

                  In addition, Commonwealth, though not a Committee member, has been retained as the Committee's financial advisor and acts as a market-maker in the Common Stock in the ordinary course of its brokerage business. Commonwealth holds 1,307,658 shares of Company Common Stock, constituting approximately 22.29% of outstanding shares, for the account of its customers, including 71,397 shares held for its own account as of the close of business on February 24, 1997 in connection with its market making activities and 55,000 shares held in the accounts of Commonwealth's officers, directors and employees. Such customers have sole voting and dispositive power over such shares, and Commonwealth and the Committee disclaim any beneficial ownership thereof, although Commonwealth intends to recommend to its customers that they support the recommendations of the Committee. See "Proposals." See Appendix A for further information regarding Commonwealth's relationships with the Company.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

                  Additional information about the Committee Members, Committee Nominees and certain other persons is set forth in Annex A and under the heading "The Committee's Nominees."

                     BACKGROUND OF THE CONSENT SOLICITATION

The Northstar-Keystone Merger

                  Mr. Zaucha became the Company's Chief Executive Officer and joined its Board of Directors in November 1995, at the time of the closing of the merger of Northstar and Keystone Rehabilitation Systems, Inc. ("Keystone"), a privately-held rehabilitation company theretofore controlled by Mr. Zaucha. Keystone had 1995 revenues of approximately $22,000,000, as compared to Company revenues for the same period of approximately $13,000,000 (not giving effect to the merger). Pursuant to the terms of the Merger Agreement, Mr. Zaucha and related entities received $7,600,000 in cash, 944,351 shares of Company Common Stock, $2,400,000 principal amount of 6% subordinated promissory note due 1998, $2,625,000 principal amount of interest-free subordinated promissory notes due 2000, all of which notes are convertible into an aggregate of 843,386 shares of Common Stock following Company shareholder approval (for an effective exercise price of $5.93 per share) and an earn-out provision providing for payment of $1,600,000 per year for five years, contingent on the Company achieving certain earnings levels. David D. Watson, a Keystone executive, became the Company's President following the merger, and in connection with the merger entered into a release agreement under which he receives $75,000 annually from the Company payable in the form of a note. Because the Company's policy prior to the Merger was to lease, rather than to own, its real estate, Mr. Zaucha agreed, at the Company's request, to purchase the real property then owned by Keystone for $5,200,000 in cash ($4,800,000 of which Keystone used to repay all of its outstanding indebtedness prior to the merger) and to lease back the portion of the space the Company wished to occupy following the merger at an aggregate monthly rental of $39,197 on five different locations. Mr. Zaucha also entered into an employment agreement with the Company providing for him to be employed as Chief Executive Officer of the Company for annual cash compensation of $125,000. The Merger Agreement provided that, following the merger, the Company's Board of

Directors would consist of its former directors, Mark A. DeSimone and Michael Pitterich, Mr. Zaucha and his consultant Steven N. Brody.

DeSimone Resignation

                  Shortly after assuming his duties as the Company's Chief Executive Officer, Mr. Zaucha began to learn elements of what appeared to be irregular, self-interested transactions between Northstar and its former CEO, Mr. DeSimone. Mr. Zaucha confronted Mr. DeSimone with these irregularities and brought them to the attention of KPMG Peat Marwick, L.L.P. ("KPMG"). (Prior to the Merger, the Company's financial statements had been audited by Richard A. Eisner & Co. Following the merger, in light of the Company's increased size, the Company engaged KPMG, a "big six" accounting firm to audit its 1995 financial statements.) In March 1996, KPMG informed the Board that it was unable to complete the 1995 audit due to what it termed questions stemming from the prior management's integrity and related party transactions by the prior management.

                  Mr. Zaucha thereupon demanded and received the resignation from the Board of Directors of Messrs. DeSimone and Pitterich, and promptly suspended, and subsequently terminated, the employment of Michael Kulmoski, the Company's former Chief Financial Officer. On May 31, 1996, trading of the Company's Common Stock on NASDAQ was suspended.

Payments to Brody and Smallacombe Begin

                  On March 21, 1996, Mr. Brody recommended that Mr. Brody be appointed to serve as a one-person committee of the Board to conduct an investigation of the alleged irregularities and related party transactions.
Mr. Zaucha agreed to this recommendation. The Company retained Arthur Andersen as its new auditors and Mr. Brody was also charged with expediting the audit of the 1995 fiscal year and attempting to restore the Company's NASDAQ listing. Mr. Brody hired legal and other professional advisors selected by him and compensated by the Company.

                  Mr. Brody also requested that Northstar enter into a separate engagement letter with him relating to such services. Under a letter agreement dated April 2, 1996, drafted by Mr. Brody, Mr. Brody was to head a special investigation and be paid for his services at the rate of (i) $150 per hour for sixty hours per month and (ii) $250 per hour for all hours in excess of 60 hours per month, plus expenses. Mr. Brody also received an advance retainer of $25,000. Mr. Zaucha approved of this retention. As of January 6, 1997, according to information which Mr. Zaucha learned in the course of his duties as Chief Executive Officer of Northstar, Mr. Brody has been paid in excess of $224,000 by the Company for services as a director and pursuant to his consulting agreement.

                  In May 1996, Mr. Brody recommended that Robert J. Smallacombe, a business consultant, be appointed to fill one of the vacancies on the Company's Board of Directors. On May 20, 1996, Mr. Smallacombe and Mr. Watson, the Company's President and a former Keystone executive, joined the Board. Mr. Zaucha voted in favor of this resolution.

                  Mr. Brody subsequently recommended that the Company retain Mr. Smallacombe as a consultant. On August 20, 1996, the Company entered into an Independent Consulting Contract with Mr. Smallacombe for a six month term pursuant to which he was to provide consulting, advisory and administrative services and be paid $6,500 per week to work four days per week. Mr. Zaucha voted in favor of this retention. On January 15, 1997, Mr. Brody recommended that Mr. Smallacombe's consulting contract, which was set to expire in February 1997, be extended to September 30, 1997. The Board approved this recommendation over Mr. Zaucha's objection. As of January 6, 1997, according to information which Mr. Zaucha learned in the course of his duties as Chief Executive Officer of Northstar, Mr. Smallacombe has been paid in excess of $210,000 by the Company for his services as a director and pursuant to his consulting agreement.

                  In May 1996, at Mr. Brody's recommendation the Board appointed Mr. Brody and Mr. Smallacombe to be a two-member Audit Committee with Mr. Smallacombe as Chairman. At Mr. Brody's recommendation, the Board also appointed Mr. Brody, Mr. Smallacombe and Mr. Zaucha to be the Compensation Committee. Mr. Zaucha voted in favor of this resolution.

                  On May 29, 1996, Mr. Smallacombe provided the report of the Compensation Committee and recommended that outside director compensation be set as follows: (i) a monthly retainer of $3,000 per quarter; (ii) a payment of $1,000 per Board meeting and $500 per committee meeting; and (iii) $250 per formal telephonic Board meeting. It was further recommended that each outside director receive a stock option grant of 25,000 shares for serving on the Board. The Board approved this recommendation by unanimous vote.

                  Shortly thereafter, over the objections of Mr. Zaucha, the Board dismissed the Company's 36-year-old Chief Financial Officer, who had 15 years experience. The Company's Financial Controller with a nine-year tenure with the Company was also subsequently dismissed and replaced by a 23-year old accountant.

                  In November 1996, Mr. Brody and Mr. Smallacombe recommended that the Board be expanded to five members. The motion to expand the Board was approved over Mr. Zaucha's objection. Charles B. Jarrett, Jr. was appointed to fill the newly created directorship. Mr. Brody and Mr. Smallacombe also recommended that the Board create a three member Nominating Committee, consisting of Mr. Brody, Mr. Smallacombe and Mr. Watson, to recommend further appointments to the Board. The Board approved this recommendation over Mr. Zaucha's objection.

                  On December 20, 1996, the Audit Committee, chaired by Mr. Smallacombe, recommended that the Company's outside legal counsel, Buchanan Ingersoll and Joseph McDonough of Manion McDonough & Lucas, the Company's banking counsel, each be fired and replaced with counsel recommended by Mr. Smallacombe and Mr. Brody. This motion was approved with Mr. Zaucha abstaining.

Stock Options to Board Members Granted

                  On December 27, 1996, the Compensation Committee, chaired by Mr. Brody, recommended to the Board the adoption of a stock option plan providing for the grant of 10-year options to purchase up to 1,500,000 shares of Company Common Stock (increasing by an additional 500,000 shares over a 3 year period) to officers, directors and key employees. Mr. Zaucha believed that a stock option plan was necessary for the Company to attract, retain and motivate quality executives and key employees and that modest grants to directors were also appropriate. He also believed that the number of shares authorized in the plan would be sufficient to provide for option grants for many years to come. Accordingly, Mr. Zaucha joined in approving the stock option plan. At this same meeting, the Nominating Committee recommended that the Board be expanded and the appointment of State Representative Timothy L. Pesci as a director of the Company, effective January 1, 1997. The motion was approved.

                  On January 15, 1997, Mr. Brody presented the recommendation of the Compensation Committee that 1,020,000 of the 1,500,000 option shares only recently approved by the Board be granted to outside directors and certain employees subject to legal review. Mr. Zaucha, although a member of the Compensation Committee, was never consulted in connection with this recommendation. Mr. Zaucha vigorously objected to this recommendation at the Board meeting.

                  The Board, over Mr. Zaucha's objection, nevertheless approved option grants which, if exercised, would equal approximately 17% of the Company's outstanding stock. (See "Proposals") The options granted are as follows:


Grantee                                      Grant Status                                     Amount
-------                                      ------------                                     ------
Steven N. Brody                              Director/consultant (outside)                    200,000
Robert J. Smallacombe                        Director/consultant (outside)                    200,000
David D. Watson                              Director/President and                           205,000
                                               Chief Operating Officer
Charles B. Jarrett, Jr.                      Director (outside)                                25,000
Timothy L. Pesci                             Director (outside)                                25,000
John Lombardi                                Executive Vice President and Chief               110,000
                                               Financial Officer
Brian K. Strong                              Key employee                                     100,000
Edward Banos                                 Key employee                                      55,000
Elaine Professori                            Key employee                                      50,000
Ralph Sweithelm                              Key employee                                      50,000
                                                                                           ----------
         TOTALS (shares)                                                                    1,020,000

Mr. Zaucha objected to these option grants and abstained from voting. All other Board members voted for them. When Mr. Zaucha asked Mr. Watson how his option grant came to be set at 205,000 shares, Mr. Watson replied, "I told those guys [i.e., Messrs. Brody and Smallacombe], I don't care what anybody gets, as long as I get more than them." At a Board meeting held on February 13, 1997, Mr. Watson denied making this statement.

Entrenchment Measures Adopted

                  On January 21, 1997, at a Board meeting called by the Audit Committee, the Board of Directors received a presentation on "shark-repellent" anti-takeover measures by the Company's new legal counsel and proposed amendments to the Company's By-laws. The Board, over Mr. Zaucha's abstention, approved amendments to the Company's By-laws which purport to: (i) eliminate the right of stockholders to call a special meeting of stockholders; (ii) eliminate the right of stockholders to act by written consent; (iii) eliminate the right of stockholders to remove directors without cause; and (iv) eliminate the right of a majority of stockholders to remove any director by requiring a two-thirds vote of the outstanding shares of common stock (collectively, the "By-law amendments"). Mr. Zaucha objected to such proposals as taking fundamental rights away from the shareholders. The By-law amendments were nonetheless adopted by vote of the Directors other than Mr. Zaucha.

Zaucha Commences Consent Process and Litigation

                  On February 5, 1997, Mr. Zaucha delivered his written Consent to the Proposals to the Company's registered office in the State of Delaware, establishing the Record Date for this solicitation pursuant to Section 213(b) of the Delaware General Corporation Law and on February 6, 1997 formally retained the services of Commonwealth Associates as his and the Committee's financial advisor.

                  On February 10, 1997, Mr. Zaucha filed a Complaint for Declaratory and Injunctive Relief (the "Complaint") in the Court of Chancery of the State of Delaware in and for New Castle County. In the Complaint, Mr. Zaucha seeks declaratory and injunctive relief that the above-mentioned By-law amendments are invalid and that the other Board Members may not enforce them. Specifically, the Complaint requests that an order be entered:

                  (i) declaring the By-law amendments invalid and unenforceable;

                  (ii) declaring that Mr. Zaucha retains the right to act by written consent as provided for in Section 228 of the Delaware General Corporation Law including the right to amend the By-laws, to eliminate the classified board, to remove directors without cause, and to fill vacancies or newly-created directorships on the Company's Board;

                  (iii) declaring that the current directors may be removed without cause by the majority consent of the outstanding stock;

                  (iv) enjoining the current directors from taking any action to enforce the By-law amendments;

                  (v) enjoining the current directors from seeking to enforce the By-law amendments in any other court;

                  (vi) awarding to Mr. Zaucha the costs and disbursements of this action, including reasonable attorneys' fees; and

                  (vii) granting such other and further relief as the Court deems just and proper.

                  The Committee believes that the By-law amendment purporting to strip shareholders of the right to take action by consent is invalid because
Section 228(a) of the Delaware General Corporation Law provides:

                  "Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of such stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting for the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded." (emphasis added)

The Company is a Delaware corporation, and its certificate of incorporation contains no such provision. The Committee therefore believes that the actions proposed by this Consent Solicitation are valid.

                  In addition, the Committee believes that the by-law amendment purporting to eliminate the right of a majority of the stockholders to remove directors without cause will be ineffective following the elimination of the classified board of directors because Section 141(k) of the Delaware General Corporation Law provides that if the board is not classified:

                  Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. . .

                  Accordingly, if a majority of the stockholders consent to the proposal to eliminate the classified board, stockholders will, pursuant to
Section 141(k), have the right to remove directors without cause.

                  At the February 13, 1997 meeting of the Company's Board, Mr. Zaucha introduced a resolution that the stock option grants previously awarded to Messrs. Brody, Smallacombe and Watson on January 15, 1997 be declared not exercisable unless and until approved by a majority of the Company's shareholders. Mr. Zaucha's proposed resolution states:

                  RESOLVED, that all options granted under the Stock Option Plan approved by the Board of Directors on December 27, 1996, including without limitation the options purportedly granted thereunder on January 15, 1997, be, and they hereby are, declared not exercisable, and not vested in whole or in part, unless and until such plan and such grants are approved by the vote of a majority of the shares present and voting at an annual or special meeting of stockholders of the Company, at which quorum is present and acting throughout, and shall be subject to such further vesting and other terms as shall be set following such approval, if any, by the Compensation Committee in consultation with Company securities counsel, subject to final Board approval.

Messrs. Brody, Smallacombe and Jarrett opposed Mr. Zaucha's resolution, Messrs. Pesci and Watson abstained, and Mr. Zaucha voted in favor of the resolution. A counter-resolution was offered by Mr. Jarrett to submit Mr. Zaucha's proposed resolution to the Compensation Committee for consideration. The Board approved this resolution over Mr. Zaucha's objection.

                  At the same meeting, Mr. Zaucha was removed as the Chief Executive Officer and Chairman of the Board of the Company by Messrs. Brody, Smallacombe, Watson, Jarrett and Pesci. Mr. Brody was elected Chairman of the Board. Mr. Zaucha voted against his appointment.

                  At a Board meeting held on February 17, 1997, Mr. Smallacombe was named Chief Executive Officer of Northstar and the Board voted to convert the terms of his existing consulting agreement into an employment contract. Mr. Zaucha voted against his appointment.

                      REASONS FOR THE CONSENT SOLICITATION

                  The Committee believes that shareholders should adopt the Proposals as promptly as practicable in order to replace the Board with a slate of nominees who are committed to the Company's return to its long-term strategic plan. In order to restore the liquidity of the Company's common stock, the Committee believes that the Company should fulfill its financial reporting responsibilities, hold its Annual Meeting of Stockholders and restore its focus on its core business under the leadership of Mr. Zaucha. The Committee believes that the track record of the members of the Board of Directors, other than Mr. Zaucha, speaks for itself against the continuation of those directors on the Company's Board.

                  The Committee's goal is to restore Northstar's ability to respond effectively to the challenges it faces by forming a united team, endorsed by stockholders, under the supervision of a Board of Directors that combines true independence with integrity, real commitment to the Company and its stockholders, and experienced judgment from a variety of fields. The Committee believes that Mr. Zaucha, the person responsible for founding or acquiring most of the Company's clinics, the largest shareholder and a well-known and respected physical therapist with more than 29 years of experience in Pennsylvania, is the best person to lead the Company past its current difficulties and to execute a strategy of soundly-financed growth. A united management team, faithfully executing its fiduciary duties, will be well positioned to put the Company's ongoing litigation matters to rest, restructure the Company's senior debt, comply with its audit and SEC reporting responsibilities and get its strategic plan back on track.

                                    PROPOSALS

                  This solicitation statement and the accompanying form of written consent are first being furnished by the Committee on or about March 3, 1997, in connection with the solicitation by the Committee from the holders of shares of Common Stock of written consents to take the following actions without a stockholders meeting, as permitted by Delaware law:

                   (1) Amend Article III, Section 1 of the Bylaws to set the number of directors on the Board of Directors at eleven (11) as follows:

                           "RESOLVED, that Article III, Section 1 be amended by deleting the second sentence thereof and inserting in its place the following sentence:

                           The Board of Directors shall be comprised of eleven
(11) directors."

                   (2) Amend Article III, Section 1 of the Bylaws by deleting the third, fourth and fifth sentences thereof and inserting in their place a provision to eliminate the classified Board of Directors which will enable stockholders to remove non-classified directors from the Board without cause as follows:

                           "RESOLVED, that Article III, Section 1 be amended by deleting the third, fourth and fifth sentences thereof and inserting in their place the following sentences:

                           Each director shall serve for a term of one year and shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal. Directors may be removed without cause by the holders of a majority of the shares then entitled to vote.";

                   (3) Elect the five persons listed on Annex A hereto to fill the newly created directorships:

                           "RESOLVED, that the following persons are hereby elected as directors of the Company to fill the newly created directorships on the Board of Directors, and to serve until their respective successors are duly elected and qualified: Lawrence F. Jindra, M.D., James H. McElwain, Mark G. Mykityshyn, Roger J. Reschini and David B. White."; and

                  (4) Remove the existing directors of the Board of Directors (other than Thomas W. Zaucha) (the "Brody Directors"):

                           "RESOLVED, that each member of the Board of Directors of the Company, other than Thomas W. Zaucha, such other members consisting of Steven N. Brody, Charles B. Jarrett, Jr., Timothy L. Pesci, Robert J. Smallacombe and David D. Watson, and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of the Company prior to the effective date of this resolution in addition to or in lieu of any of the aforenamed individuals to fill any newly created directorship or vacancy on the Board of Directors of the Company, or otherwise, is hereby removed and the office of each member of the Board of Directors (other than the office of Thomas W. Zaucha) is hereby declared vacant."

                  See Annex A for more information about the Committee's Nominees. The Committee proposes that the nominees named in Annex A hereto (the "Nominees") once elected, serve until the next Annual Meeting of the Stockholders and until their successors have been duly elected and qualified. Each of the Committee's Nominees has consented to serve as a director of Northstar if elected.

                  Of the five Nominees, except as disclosed above, none is employed or otherwise affiliated with the Company, and none is employed by or affiliated with any members of the Committee. All of the Nominees are citizens of the United States.

                  The Committee has agreed to indemnify each of the Nominees against all liabilities, including liabilities under the federal securities laws, in connection with this consent solicitation and such person's involvement in the operation of the Company and to reimburse such Nominee for his out-of-pocket expenses.

                  In the event that less than all of the Proposals are approved as set forth above, the Committee reserves the right to withhold consent cards until the Proposals expire without presenting them to the Company, depending on which alternative the Committee believes is more likely to achieve its objectives. A discussion of the possible scenarios should less than all of the Proposals be approved by the shareholders is included in Appendix B. Additionally, Article III, Section 1 of the By-laws of the Company in its current form and in its proposed form should the shareholders approve both Proposals (1) and (2) are set forth in Appendix C hereto.

                  The accompanying BLUE consent card will be voted in accordance with the stockholder's instruction on such BLUE consent card. As to the proposals set forth herein, stockholders may consent to an entire proposal or may withhold their consent by marking the proper box in the BLUE consent card. If the enclosed BLUE consent card is signed and returned and no direction is given, it will be deemed to constitute consent to the proposals.

                  The Committee seeks the consent of an absolute majority of the Company's issued and outstanding stock in order to act on the Proposals set forth in this consent statement.

                  BROKER NON-VOTES, ABSTENTIONS AND THE FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSAL.

                  Consents Required

                  The written consent of an absolute majority of the outstanding Common Stock is required to adopt and approve each of the Proposals. According to a Certificate of Continental Stock Transfer & Trust Company, the Company's stock transfer agent (the "Transfer Agent"), dated September 9, 1996, there were 6,229,717 shares of Common Stock outstanding as of that date. On February 5, 1997, the Transfer Agent issued a list of shareholders of the Company which again reported 6,229,717 shares of Common Stock outstanding. The Committee believes, however, and has confirmed by telephone conversations with counsel to the parties involved, that in December 1996 the Company foreclosed on 362,564 shares of its Common Stock pledged to the Company by Samuel Armfield, III (the "Armfield Shares") to secure a $2,100,000 loan. The list originally furnished by the Transfer Agent erroneously lists Mr. Armfield as a stockholder and lists the Armfield Shares as outstanding notwithstanding the fact that the Armfield Shares are treasury stock and are not issued and outstanding or entitled to vote. Therefore, the Committee believes that as of the Record Date there were 5,867,153 shares of Common Stock issued and outstanding.

                  Each share of Common Stock entitles the Record Date holder to one vote on the Proposals. Accordingly, based on the information known to the Committee, written consents by holders representing 2,933,577 shares of Common Stock will be required to adopt and approve each of the Proposals. If the Armfield Shares are deemed for any reason to be outstanding on the Record Date, approval of the Proposals will require the written consent of holders of 3,114,859 shares of Common Stock. Accordingly, each abstention and broker non-vote with respect to any of the Proposals will have the same effect as withholding consent to the adoption of such proposal.

                  Special Instructions

                  If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent or abstain with respect to each Proposal by marking the "CONSENT", "CONSENT WITHHELD" OR "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

                  IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENT", "CONSENT WITHHELD" OR "ABSTAIN" FOR EITHER OR BOTH OF THE PROPOSALS, SUCH STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO SUCH PROPOSAL OR PROPOSALS.

                  THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS.

                  If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person for your account and give instructions for the BLUE consent card representing your shares to be mailed, dated and signed. Only that institution can execute a BLUE consent card with respect to your shares and only upon receipt of specific instructions from you. The Committee urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Committee in care of MacKenzie at the address set forth below using the stamped self-addressed envelope included in the packet so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                              THE CONSENT PROCEDURE

                  Section 228 of the Delaware General Corporation Law (the "DGCL") states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this Consent Solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of Common Stock as of the Record Date must be delivered to the Company as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner required by Section 228. In order to facilitate prompt adoption of the Proposals the Committee requests that you give your consent by March 21, 1997. The date on which the earliest consent expires is April 6, 1997.

                  The Committee intends to tender consents to the Company after it receives the consent of a majority of the outstanding shares of Common Stock of the Company. Following such delivery, in the event the Company disputes the validity of the consents, Mr. Zaucha intends to file a complaint in the Delaware Court of Chancery seeking relief pursuant to Section 225 ("Section 225") of the Delaware General Corporation Law for, among other things, a declaration that the Nominees and Mr. Zaucha constitute the duly elected board of the Company. Section 225 establishes a summary proceeding pursuant to which the Court may decide any of the issues presented in the February 10, 1997 Complaint, if such decisions are necessary to the Court's determination of the membership of the board of directors of the Company. Once sufficient unrevoked and unexpired consents are delivered to the Company to take the actions set forth therein, such consents will not expire, even if the Section 225 proceeding extends beyond the expiration date of any such consents.

                  IT IS CURRENTLY THE INTENTION OF THE COMMITTEE TO DELIVER CONSENTS TO THE COMPANY IN THE MANNER REQUIRED BY SECTION 228 OF THE DGCL ONCE THE COMMITTEE HAS DETERMINED THAT VALID AND UNREVOKED CONSENTS REPRESENTING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE HAVE BEEN OBTAINED. WHEN CONSENTS FOR A MAJORITY OF THE COMPANY'S COMMON STOCK HAVE BEEN OBTAINED AND DELIVERED TO THE COMPANY, A SHAREHOLDER WILL BE UNABLE TO REVOKE HIS OR HER CONSENT.

                  Section 213(b) of the DGCL provides that the record date for a consent solicitation shall be as established by the board of directors of the corporation or, if no record date is so established, shall be the first date on which a signed written consent is delivered to the corporation. Since the first written consent was delivered to the Company on February 5, 1997, the Record Date has been set as February 5, 1997.

                  If the actions described herein are taken, the Company will promptly notify the stockholders who have not consented to the actions taken as required by the DGCL.

                  Consents may only be executed by stockholders of record at the close of business on the Record Date. The Committee believes that there are 5,867,153 shares of Common Stock outstanding on the date hereof. Therefore, the number of votes necessary to effect the Proposals is 2,933,577 (an absolute majority of 5,867,153). However, according to the records of the Transfer

Agent, the Company has outstanding 6,229,717 shares of Common Stock. In that case, the number of votes necessary to effect the proposals would be 3,114,859 (an absolute majority of 6,229,717).

                  Based on its review of publicly available information, the Committee is not aware of any other material change since February 5, 1997, in the number of outstanding shares of Common Stock. Each share of Common Stock entitles the record holder thereof to cast one vote. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting.

                  Since the Committee must receive consents from a majority of the Company's outstanding shares in order for the Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the blue card will have the same effect as a "no" vote with respect to the Committee's solicitation.

                  BROKER NON VOTES, ABSTAINING OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTIONS. THE COMMITTEE URGES EACH STOCKHOLDER TO ENSURE THAT THE RECORD HOLDER OF HIS OR HER SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED CONSENT AS SOON AS POSSIBLE.

                      VOTING; COSTS OF CONSENT SOLICITATION

                  Consents will be solicited by mail, telephone, telegram and/or personal solicitation, by officers, employees and agents of the Committee. No such persons shall receive additional compensation for such solicitation other than MacKenzie and Commonwealth. In addition, the Committee has retained MacKenzie to act as an advisor in the submission of this Consent Solicitation. The Committee has agreed to pay MacKenzie a fee estimated not to exceed $60,000 plus reasonable out-of-pocket expenses. In an engagement letter with Commonwealth executed on February 6, 1997, the Committee agreed to pay Commonwealth $10,000 in the aggregate in two installments by February 28, 1997. The Committee further agreed to pay Commonwealth a "success fee" of $50,000, plus $.03 per vote successfully solicited from customers of Commonwealth, if the proposals are approved by an absolute majority of the Company's issued and outstanding common stock and to pay Commonwealth's reasonable out-of-pocket expenses. Mr. Zaucha has also agreed to pledge 75,000 shares of Common Stock beneficially owned by him to Commonwealth as security for its fees and expenses. The pledge agreement does not grant Commonwealth prior to default the power to vote or direct the vote of the pledged securities or the power to dispose or direct the disposition of the pledged securities.

                  If your shares are registered in your own name, you may mail or fax your consent to the Committee at the address or fax number listed below.

                  If your shares are held in "street name" - held by your brokerage firm or bank - immediately instruct your broker or bank representative to sign the Committee's BLUE consent and mail to the Committee and we will promptly deliver it. Please be certain to include the name of your brokerage firm or bank. If you have additional questions, please call:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                              CALL: (212) 929-5500
                               FAX: (212) 929-0308

                  The Committee anticipates that a total of approximately $285,000 will be spent in connection with the solicitation. Actual expenditures may vary materially from the estimate, however, as many of the expenditures cannot be readily predicted. To date, expenses of approximately $100,000 have been incurred in connection with the solicitation. The entire expense of preparing, assembling, printing and mailing this Consent Statement and any other consent soliciting materials and the cost of soliciting consents will initially be borne by the Committee. If the Committee's nominees are elected, the Committee intends to request reimbursement from the Company for these expenses. This request will not be submitted to a vote of the Company's stockholders. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward the Committee's solicitation material to the beneficial owners of the shares they hold of record, and the Committee will reimburse them for their reasonable out-of-pocket expenses.

                  A consent executed by a stockholder may be revoked at any time before its exercise by submitting a written, dated revocation of such consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation may be delivered to the Committee, c/o MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, Attn.: Mark Harnett. Although a revocation delivered only to the Company will be effective to revoke a previously executed consent, the Committee requests that if a revocation is delivered to the Company, a photocopy of the revocation also be delivered to the Committee, at the address set forth above, so that the Committee will be aware of such revocation.

                  YOUR CONSENT IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE CONSENT TO THE AMENDMENT TO THE BY-LAWS, THE ELECTION OF THE COMMITTEE NOMINEES AND THE REMOVAL OF CERTAIN DIRECTORS BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT PROMPTLY. ONLY YOUR LATEST DATED CONSENT COUNTS.

                                   APPENDIX A


                  The names, business addresses, principal occupations and number of shares of Common Stock beneficially owned as of the date hereof unless otherwise noted by the Committee, and the Committee's executive officers who are participants, and of all other participants, in this solicitation are set forth below:


                                COMMITTEE MEMBERS


---------------------- ---------------------------- ----------------------------- -----------------
                       Name and Address of          Amount and Nature of
Title of Class         Beneficial Owner             Beneficial Ownership*         Percent of Class
---------------------- ---------------------------- ----------------------------- -----------------
Common Stock           Thomas W. Zaucha                 949,958 (Direct)           16.19%**
                       100 Lafayette Circle
                       Indiana, PA  15701
---------------------- ---------------------------- ----------------------------- -----------------

* Mr. Zaucha holds a $2,400,000 in aggregate principal amount 6% subordinated promissory note due 1998 and a $2,625,000 in aggregate principal amount interest-free subordinated promissory note due 2000 both of which are convertible into shares of common stock in an event of default subject to shareholder approval. Apart from the ownership reported above all of which consists of issued and outstanding shares of Common Stock, Mr. Zaucha has no options, warrants, or other rights to acquire shares of Common Stock.

** See "Proposals."

Purchase (Sales and Transfers in brackets) by Mr. Zaucha within the last two years:

Dates                        Number of Shares
-----                        ----------------

11/15/95 736,594 (with spouse Alice L. Zaucha, as tenants by the entirety)

11/15/95             207,757 (as co-general partner with spouse, Alice L.
                     Zaucha, Zaucha Family Limited Partnership)

 2/02/96            (50,000) (transfer to Steven Brody)

 2/02/96            (18,550) (transfer to Michael Delaney)

 2/02/96               (843) (transfer to Walter Lewis)

12/06/96              10,000

12/17/96              15,000

12/20/96              25,000

12/20/96              25,000
		     -------
Total                949,958
		     =======


---------------------- ----------------------------- ----------------------------- ---------------
                       Name and Address of           Amount and Nature of
Title of Class         Beneficial Owner              Beneficial Ownership           Percent of
                                                                                      Class
---------------------- ----------------------------- ----------------------------- ---------------
Common Stock           Joseph F. Micallef                40,000 (Direct)           0.68%*
                       Associated Sales Tax
                       Consultants Incorporated
                       3353 Bradshaw Road, Suite
                       106
                       Sacramento, CA  95827
---------------------- ----------------------------- ----------------------------- ---------------

* See "Proposals."

Purchases by Mr. Micallef within the last two years:

Dates                         Number of Shares
-----                         ----------------
5/19/95                            3,000
6/08/95                            2,000
6/09/95                            5,000
7/05/95                            7,000
11/02/95                           13,000
3/27/96                            10,000
                                   ------
Total                              40,000
                                   ======

---------------------- ---------------------------- ----------------------------- ---------------
                       Name and Address of          Amount and Nature of
Title of Class         Beneficial Owner             Beneficial Ownership          Percent of
                                                                                  Class
---------------------- ---------------------------- ----------------------------- ---------------
Common Stock           Basil J. Asciutto                20,000 (Direct)                0.34%*
                       Commonwealth Associates,
                       L.P.
                       733 Third Avenue
                       New York, NY  10017
---------------------- ---------------------------- ----------------------------- ---------------

* See "Proposals."

Purchases by Basil J. Asciutto within the last two years:

Dates                          Number of Shares
-----                          ----------------
1/2/97                             10,000
1/15/97                            10,000
                                   ------
Total                              20,000
                                   ======

                               OTHER PARTICIPANTS

---------------------- ---------------------------------------- ------------------------------ ---------------
                       Name and Address of                      Amount and Nature of
Title of Class         Beneficial Owner                         Beneficial Ownership           Percent of
                                                                                               Class
---------------------- ---------------------------------------- ------------------------------ ---------------
Common Stock           Commonwealth Associates, L.P.                71,397 (Direct)*           1.22%**
                       733 Third Avenue
                       New York, NY  10017
---------------------- ---------------------------------------- ------------------------------ ---------------

*As of February 24, 1997.
** See "Proposals."

                         INFORMATION ABOUT COMMONWEALTH

Pursuant to an underwriting agreement with the Company, Commonwealth acted as the lead underwriter during the Company's last public offering of its Common Stock in May 1995. Commonwealth engages in normal market-making activities with respect to the Common Stock in the ordinary course of its business and consequently buys, sells and beneficially owns shares of the Common Stock for its own account on a regular basis.

That May 1995 secondary stock offering of Northstar Common Stock yielded gross proceeds to the Company of $12.8 million, with Commonwealth, its co-manager and syndicate members sharing an aggregate of $1.3 million in customary underwriting discounts, commissions and fees. In addition, in November 1995, Commonwealth arranged and advised the Company in connection with a $16 million credit facility for a fee of $240,000. Commonwealth also performed certain financial advisory functions in connection with the Company's merger with Keystone and the Company's acquisition of Penn Vascular, for which Commonwealth received an advisory fee of $200,000.

                                   APPENDIX B


            SCENARIOS IF LESS THAN ALL OF THE PROPOSALS ARE APPROVED

                  The Committee recommends that stockholders vote in favor of all of the Proposals, although stockholders retain the right to vote for some, but not all of them. This Appendix B summarizes the effects of the adoption of some but less than all of the Proposals. The Committee reserves the right to withhold consent cards until they expire without presenting them to the Company in the event that some but not all of the Proposals are approved.

                  In the event that all but one of the Proposals is approved by the stockholders holding a majority of the outstanding shares of stock of the Company, the following chart summarizes the results:

------------------------ ---------------------- ---------------------- -----------------------
All But Proposal (1)     All But Proposal (2)   All But Proposal (3)   All But Proposal (4)
is Approved              is Approved            is Approved            is Approved
------------------------ ---------------------- ---------------------- -----------------------
The five Nominees        Proposal (4) would     There would be         The Board would
would fill the           be ineffective, so     eleven seats on the    consist of eleven
directorships.  At       that the Brody         non-classified Board   non-classified
such time, the           Directors would        of Directors but the   members with the
non-classified board     retain their           sole member of the     Nominees forming a
would have six members   classified seats       Board of Directors     majority of the Board
consisting of the        until the end of       would be Thomas        with Thomas Zaucha.
Nominees and Thomas      their current terms    Zaucha.
Zaucha.                  but the elected
                         Nominees together
                         with Thomas Zaucha
                         would constitute a
                         majority of the
                         eleven-member
                         classified Board.
------------------------ ---------------------- ---------------------- -----------------------

                  Additionally, a majority of the shares outstanding may be cast in favor of a combination of the Proposals with the following effects:

                   (i) In the event that Proposals (1) and (2) are not approved but Proposals (3) and (4) are, the Nominees will not be elected to the Board. Instead the Committee's measures would be defeated in their entirety and the Brody Directors will remain classified directors and will be allowed to serve out their current term before they are eligible for removal or re-election by the shareholders.

                   (ii) If Proposals (2) and (3) are not approved but Proposals
	 (1) and (4) are approved, the Board composition will be essentially unchanged. Only the Brody Directors and Mr. Zaucha would sit on the Board. Directors would be classified and not removable without cause. The sole change would be that the size of the Board would be increased to eleven possible seats of which five would be vacant.

                   (iii) If Proposals (3) and (4) are not approved but Proposals (1) and (2) are approved, the Brody Directors will retain their seats on the Board and will serve out their current terms. The Board will not be classified and will consist of eleven members with five vacancies. The shareholders' statutory right to remove non-classified directors without cause will be reinstated. None of the Committee's Nominees would be entitled to serve on the Board.

                   (iv) Similarly, if Proposals (1) and (4) are not approved but Proposals (2) and (3) are approved, the Brody Directors would retain their seats on the non-classified Board. The shareholders' statutory right to remove non-classified directors without cause will be reinstated. However, none of the Committee's Nominees would be entitled to sit on the Board.

                   (v) Should Proposals (1) and (3) fail to pass, the end result would be a non-classified Board of Directors with five vacancies on it. The sole Director of Northstar would be Mr. Zaucha.

                   (vi) If a majority of the outstanding shares are voted for Proposals (1) and (3) but not for Proposals (2) and (4), the Board would consist of eleven members including the Brody Directors, the Nominees and Mr. Zaucha. There would be no vacancies on the Board. The Board would continue to be classified and the directors could not be removed without cause. The Nominees and Mr. Zaucha would command a majority of the votes on the Board.

                  Moreover, in certain cases it is possible for shareholders to vote in favor of portions of a Proposal. In the event that a portion of any Proposal is not approved but all the other Proposals are approved, the following scenarios could occur:

-------------------- ------------------ ------------------- ------------------ ------------------
                     The Board is Not   Fewer Than Five     Fewer Than Five    Fewer Than Five
                     Declassified       Nominees are        Brody Directors    Nominees are
                                        Elected             are Removed        Elected and
                                                                               Fewer Than Five
                                                                               Brody Directors
                                                                               are Removed
-------------------- ------------------ ------------------- ------------------ ------------------
All Other            Proposal (2)       The Board would     The Board would    Control of the
Proposals are        fails in its       have eleven         consist of         Board would be
Approved             entirety.          non-classified      eleven             uncertain.
                     Directors          seats.  Those       non-classified     Depending on who
                     continue to be     Nominees who were   seats.  The        sits on the
                     classified and     elected would sit   Nominees would     Board either the
                     are permitted to   on the Board        sit on the Board   Brody Directors
                     serve for the      along with Mr.      with Mr. Zaucha    or the Nominees
                     duration of        Zaucha.  There      and those Brody    would control.



                     their terms.       would be a number   Directors who      If an even
                     Classified         of vacancies on     were not           number of Brody
                     Directors cannot   the Board.          removed.  The      Directors and
                     be removed                             Nominees           Nominees
                     without cause.                         together with      including Mr.
                     The Board would                        Mr. Zaucha would   Zaucha is
                     consist of                             have a majority    elected, the
                     eleven                                 of the votes on    Board might be
                     classified                             the Board.         deadlocked.
                     directors
                     including the
                     Brody Directors,
                     the Nominees and
                     Mr. Zaucha.  The
                     Nominees and Mr.
                     Zaucha would
                     constitute a
                     majority of the
                     Board.
-------------------- ------------------ ------------------- ------------------ ------------------

                  Furthermore, if only one of the Proposals is approved, the Board will remain in its current configuration with six classified members comprised of the Brody Directors and Mr. Zaucha. Each director will be permitted to serve his full term and none of the Nominees would be entitled to sit on the Board.

                                   APPENDIX C


Article III, Section 1 of the By-laws of the Company currently states in its entirety:

                  The business of the Corporation shall be managed by its Board of Directors, which may exercise all powers of the Corporation and perform all lawful acts that are not by law, the Certificate of Incorporation, or these Bylaws directed or required to be exercised or performed by the stockholders. The Board of Directors shall be comprised of seven (7) directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1998 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1999 Annual Meeting of Stockholders and the term of office of the third class to expire at the 2000 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Directors need not be stockholders.

If both Proposal (1) and Proposal (2) are approved by the shareholders, Article III, Section 1 of the By-laws of the Company as set forth above would be replaced in its entirety with the following provision:

                  The business of the Company shall be managed by its Board of Directors, which may exercise all powers of the Company and perform all acts that are not by law, the Certificate of Incorporation, or these Bylaws directed or required to be exercised or performed by the shareholders. The Board of Directors shall be comprised of eleven (11) directors. Each director shall serve for a term of one year and shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal. Directors may be removed without cause by the holders of a majority of the shares then entitled to vote. Directors need not be stockholders.

-----------------------------------------------------------------------------
YOUR VOTE IS EXTREMELY IMPORTANT

1. Please SIGN, MARK, DATE and MAIL your BLUE consent in the enclosed postage-paid envelope as soon as possible before April 6, 1997. If you wish to consent to the amendments to the By-laws, the election of the Committee's Nominees and/or the removal of the current Directors (with the exception of Thomas W. Zaucha), you must submit the enclosed consent.

2. If your shares are held for you by a bank or brokerage firm, only your bank or broker can vote your shares and only after receiving your instructions. Please call your bank or broker and instruct your representative to consent to the amendments to the By-laws, the election of the Committee's Nominees and/or the removal of the current Board (with the exception of Thomas W. Zaucha) on the BLUE consent.

3.       Time is short.  Please vote today!

         If you have questions or need assistance in voting your shares or in changing your vote please contact the Committee at the number listed below:

                          c/o MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                              CALL: (212) 929-5500
                                       or
                                 (800) 322-2885

-----------------------------------------------------------------------------

                         NORTHSTAR HEALTH SERVICES, INC.
               CONSENT OF STOCKHOLDERS TO ACTION WITHOUT A MEETING
                          THIS CONSENT IS SOLICITED BY
                                  THE COMMITTEE

                  The undersigned, a stockholder of record of NORTHSTAR HEALTH SERVICES, INC. ("Northstar" or the "Company"), hereby consents pursuant to
Section 228 of the Delaware General Corporation Law, with respect to the number of shares of Common Stock, par value $.01 per share, of the Company held by the undersigned, to each of the following actions without a prior notice and without a vote as more fully described in the Committee's consent statement ("Consent Statement") (receipt thereof is hereby acknowledged).

                  THE COMMITTEE STRONGLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE FOLLOWING PROPOSALS:

                  PROPOSAL ONE: Amend Article III, Section 1 of the By-Laws of Northstar pursuant to the resolutions set forth in the Consent Statement to set the number of directors on the Board of Directors at eleven (11).

   [ ] CONSENT               [ ] CONSENT WITHHELD                [ ] ABSTAIN

                  If no box is marked with respect to Proposal One, the undersigned will be deemed to consent to the increase in the number of directors on the Board of Directors as set forth above.

                  PROPOSAL TWO: Eliminate the classified Board of Directors and re-affirm the ability of a majority of the stockholders to remove non-classified directors without cause in accordance with Delaware law pursuant to the resolutions set forth in the Consent.

  [ ] CONSENT               [ ] CONSENT WITHHELD               [ ] ABSTAIN

                  PROPOSAL THREE: Elect the following five persons listed below to fill the newly created directorships (the "Nominees") pursuant to the resolutions set forth in the Consent
		  Statement:


                     --------------------------------
                     For ELECTION
                     --------------------------------
                     Lawrence F. Jindra, M.D.

                     James H. McElwain

                     Mark G. Mykityshyn

                     Roger J. Reschini

                     David B. White
		     --------------------------------


  [ ] CONSENT               [ ] CONSENT WITHHELD               [ ] ABSTAIN

                  To withhold consent to a proposed Nominee, specify the Nominee in the following space:

                  If no box is marked above with respect to Proposal Three, the undersigned will be deemed to consent to the election of all five Nominees.

                  PROPOSAL FOUR: Remove the members of the Board of Directors of Northstar other than Thomas W. Zaucha and the directors elected by this consent, pursuant to the resolutions set forth in the Consent Statement (the "Brody Directors"):

                     --------------------------------
                     For REMOVAL
                     --------------------------------
                     Steven N. Brody

                     Charles B. Jarrett, Jr.

                     Timothy L. Pesci

                     Robert J. Smallacombe

                     David D. Watson
                     --------------------------------


   [ ] CONSENT               [ ] CONSENT WITHHELD               [ ] ABSTAIN

                  To withhold consent to the removal of a Brody Director, specify the Brody Director or Directors in the following space:

                  If no box is marked above with respect to Proposal Four, the undersigned will be deemed to consent to the removal of all five Brody Directors.

                  PLEASE ACT PROMPTLY. IMPORTANT: THIS CONSENT MUST BE SIGNED AND DATED TO BE VALID.

Dated:     ______________________, 1997

Signature:___________________________

Signature

(if held jointly):______________________

Title or authority

(if applicable):_______________________

                  Please sign exactly as your name appears hereon. If your shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as such. If the shares are held in the name of a partnership, please have the authorized persons sign on behalf of the partnership. The consent card votes all shares in all capacities.

                  PLEASE MARK, SIGN AND DATE THIS CONSENT BEFORE MAILING THIS CONSENT IN THE ENCLOSED ENVELOPE.

                                     ANNEX A
                            THE COMMITTEE'S NOMINEES

                  The following sets forth information about the Nominees.

Lawrence F. Jindra, M.D. (38) has served as the Independent Scientific/Technical Consultant to Biomedical Venture Finance since 1982. Dr. Jindra has also served as the Assistant Chief of Ophthalmology (Northport Veterans Affairs Medical Center) and as the Founder and Director of the Glaucoma Consultation Unit of the United States Department of Veterans Affairs since 1994 and 1989, respectively. From 1992 to 1993, Dr. Jindra served as a White House Fellow, Office of Science & Technology Policy and President's Task Force for National Health Care Reform. Dr. Jindra has rendered consulting service to Commonwealth Associates from time to time.

James H. McElwain (50) has served as the Chief Operating Officer of S. W. Jack Drilling Company since January 1995. From September 1988 until December 1994, Mr. McElwain served as the Vice President of Finance of Keystone Rehabilitation Systems, Inc., which merged with the Company in 1995.

Mark G. Mykityshyn (39) has served as a Technical and Financial Consultant with High Technology Venture Finance since 1995. Mr. Mykityshyn has also served as a Management and Technology Consultant with Booz Allen & Hamilton, Inc. since 1993 and was an Adjunct Professor of Aeronautics at The George Washington University from 1994-1995. Prior to 1993, Mr. Mykityshyn served as an aviator in the United States Marine Corps (1982-1989) and earned the Degree of Engineer of Aeronautical and Astronautical Engineering and the Degree of Master of Science in Aeronautical and Astronautical Engineering from the Massachusetts Institute of Technology and a Masters Degree in Public Administration (Science and Technology Policy concentration) from Harvard University (1990-1993).

Roger J. Reschini (59) founded the Reschini Agency, Inc. (the "Reschini Agency"), a multiple line insurance agency, in 1979 and founded TFID, Inc., a real estate development company, in 1984. Mr. Reschini has also been the recipient of a Benjamin Rush Award and a Paul Harris Fellowship. The Reschini Agency acts as the Company's broker for professional and general liability insurance for which the Company pays premiums of approximately $300,000 annually and the agency retains customary commissions.

David B. White (41) is a name partner of Burns, White & Hickton (Pittsburgh,
PA). Mr. White was admitted to the practice of law in 1982, and he is currently a member of the Allegheny County, Pennsylvania and American Bar Associations; the Hospital Association of Pennsylvania; the National Order of Barristers; and the Academy of Trial Lawyers. Mr. White's principal practice areas are personal injury defense law, automobile law, insurance law and health care law.

                             THE COMMITTEE'S MEMBERS

       The following sets forth information about the Committee's Members.

Basil J. Asciutto (51) the Chief Operating Officer of Commonwealth Associates, L.P., is a member of Commonwealth's Executive Committee and a Senior Managing Director of its Trading Department. Prior to joining Commonwealth, Mr. Asciutto was a Vice President and Manager of the National Market Department and a Senior Position Listed Block Trader at Merrill Lynch. Mr. Asciutto has over 25 years of experience with institutional and retail customers as well as an extensive trading background. Mr. Asciutto is also a founding member of the Wall Street Charity Fund.

Joseph F. Micallef (49) founded Associated Sales Tax Consultants, Inc. (ASTC), a California firm specializing in arguing tax issues before various governmental agencies, in 1980 and currently serves as ASTC's Chairman. Mr. Micallef also serves as the Chairman for SABER (State Alliance for Board of Equalization Reform), a lobbyist organization he formed in 1987. Mr. Micallef has worked with California legislators to enact several taxpayer oriented laws, including the Taxpayer Bill of Rights passed in 1989, and has served as second chair in various tax litigation matters before state and federal tax agencies. Mr. Micallef has requested that he be considered as a candidate to fill a vacancy on the Northstar Board of Directors in the event the solicitation by the Committee of written consents from the holders of shares of Common Stock is successful. In that event, this request will be considered in due course by the Board.

Thomas W. Zaucha (51) is a Director of Northstar Health Services, Inc. Mr. Zaucha founded Keystone Rehabilitation Systems, Inc. ("Keystone") in 1981 and presided as its Chairman, President and Chief Executive Officer until Keystone merged with Northstar in 1995. Just prior to the merger, Keystone had annual revenues of approximately $22 million and Northstar had annual revenues of approximately $13 million. Mr. Zaucha has approximately 28 years of experience in health care and physical therapy related industries. Mr. Zaucha is also a member of numerous professional and community organizations.